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                            EXHIBIT 99.1 PRESS RELEASE

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[VASCO LOGO]


NEWS RELEASE

     VASCO Acquires Global Web Security Software Company Identikey Ltd.

Addition of new web security software products and experienced software engineers expected to speed VASCO's entry into new markets and accelerate revenue growth

OAKBROOK TERRACE, Ill. and BRUSSELS, Belgium - April 4, 2001 - US-based VASCO Data Security International, Inc. (Nasdaq NM and Nasdaq Europe: VDSI; www.vasco.com), a global provider of security solutions that enable e-business and e-commerce, announced that it has acquired control of Identikey Ltd. (www.identikey.com), a privately held international security software company headquartered in Brisbane, Australia, with operations in the United States, Europe and Australia. The purchase price of approximately $2 million was paid in shares of VASCO Common Stock, with potential additional earnout payments based on defined performance incentives. VASCO expects the acquisition to be neutral to its earnings per share for the 12 months following the acquisition, and significantly accretive after that period.

VASCO has acquired Identikey to increase its market share and revenues in the rapidly growing web security marketplace, to expand its product line for securing web-based applications, and to enhance its ability to deliver market-driven security software products. VASCO plans to announce its first new products from the acquisition of Identikey under its SnareWorks family of products during 2001.

"We were able to close the Identikey acquisition in due course thanks in large part to the longstanding and mutually productive partnership between our two companies," noted Mario Houthooft, President and CEO of VASCO. "As a result, VASCO is now in a better position than ever to provide web portal and web-based application security to our customers worldwide. We will soon introduce innovative security software, based on the Identikey platform, that will enable any corporation, financial institution, and government agency to secure their e-business and e-commerce initiatives, easily and affordably."

Mark Kefford, previously CEO of Identikey and now a member of the VASCO management team, concurred. "Our family of web security software products complements VASCO's expertise in strong authentication and enterprise-wide security, and will allow us to become what we believe will be the security platform of choice for supporting business initiatives, reaching from the mainframe to the web with equal ease."

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About VASCO
VASCO secures the enterprise from the mainframe to the Internet with infrastructure solutions that enable secure e-business and e-commerce, protect sensitive information, and safeguard the identity of users. The Company's family of Digipass(R) and SnareWorks(R) products offers end-to-end security through strong authentication and digital signature, true Single Sign-On, access control and advanced entitlements, web portal security, and PKI enablement, while sharply reducing the time and effort required to deploy and manage security. VASCO's customers




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include hundreds of financial institutions, blue-chip corporations, and government agencies in more than 50 countries. More information is available at www.vasco.com.

Forward Looking Statements
Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

For more information contact:

Americas:
Mike Lange, +1 630 932 8844, mbl@vasco.com

Europe/Asia:
VASCO: Ariane Bosmans, +32 2 456 9810, arb@vasco.com